CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our report dated July 10, 2020, with respect to the financial statements of Wells Fargo Asset Allocation Fund, one of the funds comprising Wells Fargo Funds Trust, as of May 31, 2020 and April 30, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 24, 2020